AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
     This Amendment No. 1 (“Amendment”) to the Employment Agreement, dated November 9, 2005 (the “Agreement”), between Luby’s, Inc., a Delaware corporation (“Luby’s” or the “Company”), and Harris J. Pappas, a resident of Houston, Texas (“Executive”), is executed as of the 29th day of October, 2007 (the “Effective Date”). For purposes of this Amendment, “Luby’s” or the “Company” shall include the subsidiaries of Luby’s. Luby’s and Executive are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”
RECITALS
     WHEREAS, prior to this Amendment, the Term of Executive’s employment under the Agreement was scheduled to terminate on August 31, 2008;
     WHEREAS, the Company and Executive desire to extend the Term of Executive’s employment for one year, until August 31, 2009;
     WHEREAS, Executive has agreed to extend the Term of his employment without any increase in his annual base salary;
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:
     1. Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meaning as in the Agreement, as amended hereby.
     2. Amendments.
          (a) As of the Effective Date, Section 3 of the Agreement is hereby amended and restated as follows:
     “3. Term. Subject to the provisions for termination of employment as provided in Section 8(a), Executive’s employment under this Agreement shall be for a period beginning on the Effective Date and ending on August 31, 2009 (“Term”).”
          (b) As of the Effective Date, Section 11(b) of the Agreement is hereby amended and restated as follows:
     “(b) Executive agrees that for so long as he is employed by Luby’s and for the Covenant Period he will not without the prior written consent of the Company: (i) knowingly, after due inquiry, sell any shares of Common Stock, or right to acquire Common Stock, to any person or group (as defined in Section 13(d)(3) of the Exchange Act , as amended, and the regulations promulgated thereunder) that would subsequent to such sale Beneficially Own in excess of 10% of the Company’s issued and outstanding Common Stock (1% in the case of industry competitors), (ii) solicit, or participate in a solicitation of proxies or votes or consents to vote any voting securities of the Company or grant (except to the Company or its representatives or representatives of the Executive)

any proxies to vote such securities or subject their shares in the Company to any voting trust or other voting arrangement or agreement, (iii) form, join, or in any way participate in, any group (as defined in Section 13(d)(3) of the Exchange Act, as amended, and the regulations promulgated thereunder) with respect to voting securities of the Company, or (iv) seek, propose, or make any public statement regarding any merger, tender or exchange offer or other business combination involving the Company or any sale, assignment, transfer, lease or other disposition by the Company of all or substantially all of its assets; provided, however, that (A) the covenants contained in this subsection (b) shall terminate and shall be of no further force or effect upon the occurrence of a Change of Control; (B) the covenants contained in clauses (ii) and (iii) of this subsection (b) shall not apply during any period in which there are solicitations by any Person or 13d Group (other than the directors of the Company and other than Executive or Christopher J. Pappas or a 13d Group in which Executive or Christopher J. Pappas is a participant) of proxies or votes or consents to vote any voting securities of the Company with respect to the election of directors at any annual or special meeting of security holders of the Company or with respect to any other matter, including any shareholder proposal; and (C) the covenant contained in clause (iv) of this subsection (b) shall not apply during the period beginning on the date that any Person or 13d Group proposes a Change of Control to the Company and ending at such time as any such Person or 13d Group shall withdraw, terminate or otherwise definitively cease to make or pursue, and otherwise take any action in furtherance of, any such proposal.”
     3. Noncompetition. Executive hereby acknowledges and reaffirms the provisions of Section 11(a) of the Agreement.
     4. CONTROLLING LAW. THIS AMENDMENT SHALL BE DETERMINED AND GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PROVISIONS.
     5. Severability. If any term or other provision of this Amendment is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     6. Effect of Amendment. This Amendment shall be binding upon Executive and his heirs, executors, legal representatives, successors and assigns, and Luby’s and its legal representatives, successors and assigns. Except as provided in the preceding sentence, this Amendment, and the rights and obligations of the Parties hereunder, are personal and neither this Amendment, nor any right, benefit, or obligation of either Party hereto, shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other Party.

     7. Execution. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.
[Signatures appear on following page]

     IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the Effective Date.

Harris J. Pappas

LUBY’S INC.

Gasper Mir, III
Chairman of the Board
[Signature Page to Amendment No. 1 to Employment Agreement]